                                                                   EXHIBIT 12(b)
                                                                     PAGE 1 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS



                                                         YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------

                                                                                              12 MONTHS
                                                                                                ENDED
                                                                                               JUNE 30,
                                              1989      1990      1991      1992      1993       1994
                                            --------  --------  --------  --------  --------  ---------
                                                        (Thousands of Dollars Except Ratios)

Net income for the period.................  $285,605  $294,219  $321,512  $302,748  $297,160   $301,727
 Add:
  Taxes based on income...................   181,793   191,532   218,954   197,009   182,716    195,274
  Fixed charges (see below)...............   177,611   188,698   168,380   136,227   130,914    130,568
                                            --------  --------  --------  --------  --------   --------

Earnings available for fixed
 charges and preferred stock
 dividend requirements of Company.........  $645,009  $674,449  $708,846  $635,984  $610,790   $627,569
                                            ========  ========  ========  ========  ========   ========

 Fixed charges:
  Interest on debt........................  $172,288  $183,215  $163,061  $125,798  $124,430   $123,686
  Amortization of premium and
   discount, less expense, on
   debt; and bond defeasance
   cost...................................     4,283     4,369     4,148     9,521     5,170      5,491
  Rentals (see note)......................     1,040     1,114     1,171       908     1,314      1,391
                                            --------  --------  --------  --------  --------   --------
   Total fixed charges....................  $177,611  $188,698  $168,380  $136,227  $130,914   $130,568

Preferred stock dividend requirements
 of Company *(Adjusted for income
 tax effect)..............................    29,994    22,901    22,213    21,852    21,537     21,203
                                            --------  --------  --------  --------  --------   --------

Total fixed charges and preferred
 stock dividend requirements..............  $207,605  $211,599  $190,593  $158,079  $152,451   $151,771
                                            ========  ========  ========  ========  ========   ========

Ratio of earnings to fixed charges
 and preferred stock dividends............      3.11      3.19      3.72      4.02      4.01       4.13
                                            ========  ========  ========  ========  ========   ========

Note:  Represents the interest factor applicable to rentals.
* See following page for supporting computation.

                                                                   EXHIBIT 12(b)
                                                                     PAGE 2 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS





                                                                                              12 Months
                                                        YEAR ENDED DECEMBER 31,                 Ended
                                            ------------------------------------------------   June 30,
                                              1989      1990      1991      1992      1993       1994
                                            --------  --------  --------  --------  --------  ---------
                                                        (Thousands of Dollars Except Ratios)

Computation of preferred stock
 dividend requirements of Company,
 adjusted for income tax effect*
  Preferred stock dividend require-
   ments of Company, as shown on
   statement of earnings................... $ 19,134  $ 14,693  $ 14,059  $ 14,058  $ 14,087   $ 13,587

 Less deductible preferred stock
  dividends**..............................    2,085     2,085     2,085     2,085     1,973      1,816
                                            --------  --------  --------  --------  --------   --------

 Non-deductible preferred stock
  dividends................................ $ 17,049  $ 12,608  $ 11,974  $ 11,973  $ 12,114   $ 11,771
                                            ========  ========  ========  ========  ========   ========

 Excess of net income before income
  taxes over net income (percentage) -
  See note below...........................     63.7%     65.1%     68.1%     65.1%     61.5%     64.7%
                                            --------  --------  --------  --------  --------   --------

 Income tax effect on non-deductible
  preferred stock dividends*............... $ 10,860  $  8,208  $  8,154  $  7,794  $  7,450   $  7,616
 Add:
  Deductible preferred stock
   dividends (above).......................    2,085     2,085     2,085     2,085     1,973      1,816
  Non-deductible preferred stock
   dividends (above).......................   17,049    12,608    11,974    11,973    12,114     11,771
                                            --------  --------  --------  --------  --------   --------

 Preferred stock dividend requirements
  of Company, adjusted for income
  tax effect............................... $ 29,994  $ 22,901  $ 22,213  $ 21,852  $ 21,537   $ 21,203
                                            ========  ========  ========  ========  ========   ========

Note:  Calculated as follows -
   Net income before income
    taxes.................................. $467,398  $485,751  $540,466  $499,757  $479,876   $497,001
   Less net income.........................  285,605   294,219   321,512   302,748   297,160    301,727
                                            --------  --------  --------  --------  --------   --------
   Excess - Taxes based on
    income................................. $181,793  $191,532  $218,954  $197,009  $182,716   $195,274
                                            ========  ========  ========  ========  ========   ========
    - Percentage of net income.............     63.7%     65.1%     68.1%     65.1%     61.5%      64.7%
                                            ========  ========  ========  ========  ========   ========

* Income tax adjustment to reflect pre-tax earnings required to meet preferred stock dividend.

** Dividends deductible on federal income tax return.